UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement
☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

AIKIDO PHARMA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party:

(4)	Date Filed:

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF

STOCKHOLDERS HELD ON NOVEMBER 17, 2020 AND

PARTIALLY ADJOURNED UNTIL DECEMBER 4, 2020 AND AGAIN UNTIL JANUARY 12, 2021

On October 5, 2020, AIkido Pharma Inc. (the “Company”) commenced distributing to its stockholders a Notice of Annual Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for its 2020 Annual Meeting of Stockholders (the “Annual Meeting”), which was held on November 17, 2020 and partially adjourned (the “First Adjournment”) to December 4, 2020 to allow for additional voting on Proposal 1, which proposal is described in the Notice and Proxy Statement.  A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission (the “SEC”) on October 5, 2020.  On November 25, 2020, the Company distributed a press release related to the First Adjournment (the “Release”). A copy of the Release was filed with the SEC and distributed to the Company’s stockholders on November 25, 2020. On December 4, 2020, the Annual Meeting was adjourned prior to voting on Proposal 1 to allow additional time for voting. As announced during the Annual Meeting, the Annual Meeting is to reconvene at 12:00 p.m. Eastern Time on January 12, 2021. On December 4, 2020, the Company mailed a letter to certain of its stockholders (the “Letter”) related to Proposal 1, which proposal is described in the Notice and Proxy Statement. A copy of the Letter is set forth below.

This supplement is being filed with the SEC and is being made available to stockholders on or about December 4, 2020. This supplement should be read in conjunction with the Proxy Statement filed with the SEC and furnished to stockholders on or about October 5, 2020 and the Supplement to the Proxy Statement filed with the SEC and furnished to stockholders on or about November 25, 2020.

AIKIDO PHARMA INC. ANNOUNCES ADJOURNMENT OF

THE ANNUAL MEETING OF STOCKHOLDERS TO JANUARY 12, 2021

PLEASE VOTE TODAY

Dear AIkido Pharma Stockholder:

The Annual Meeting of Stockholders, originally scheduled for November 17, 2020 and adjourned to December 4, 2020 was convened and adjourned without any business being conducted in order to solicit additional proxies on the proposal to effect a reverse stock split of our common stock at a ratio up to one-for-ten (1-for-10). All other proposals were passed at the November 17, 2020 Annual Meeting of Stockholders. We are adjourning the meeting to 9:00 a.m. Pacific Time/12:00 p.m. Eastern Time on January 12, 2021 in order to solicit additional votes to meet the vote required to approve the reverse stock split proposal.

The primary objective of the reverse split is to increase the per share trading price of our common stock to satisfy the $1.00 minimum bid price requirement for continued listing on Nasdaq.  If we are unable to maintain compliance with the Nasdaq standards, our common stock may be transferred to the OTC Bulletin Board or the “pink sheets” maintained by the National Quotation Bureau.  Please note that the reverse split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power, except for minor adjustment due to fractional shares.

The higher stock price resulting from the reverse split and listing on Nasdaq is important for the marketability of our common stock to the financial community and investing public. If the reverse stock split is not implemented it could limit the number of potential buyers of our common stock as many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Top proxy advisory firms ISS and Glass Lewis, who together provide voting recommendations on stockholder meetings to a majority of institutional stockholders, both recommend a “FOR” vote for this proposal in order to maintain listing on the Nasdaq.

We request that any stockholder who has not yet voted do so as promptly as possible in order to avoid additional delays and expense.

You are receiving this letter because our records indicate that you have not voted yet. Please take a moment and vote your shares today.

The record date for determining stockholders eligible to vote on the proposals at the Annual Meeting remains September 24, 2020. If you have any questions or require any assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, toll-free at 1-800-322-2885 or via e-mail at proxy@mackenziepartners.com.

Thank you for your cooperation and support.

AIkido Pharma Inc.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

1407 Broadway 27th Floor New York, NY 10018
Call Collect: (212) 929-5000

Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com